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                                                                    EXHIBIT 3(a)


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SEL-DRUM INTERNATIONAL, INC.


                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW


        The undersigned, Raymond C. Sparks and James M. Jenkins, being the President and the Assistant Secretary, respectively, of Sel-Drum International, Inc., hereby certify that:

        I. The name of the Corporation is Sel-Drum International, Inc.

        II. The Certificate of Incorporation of the Corporation was filed by the Department of State on November 21, 1997.

        III. The Certificate of Incorporation of the Corporation is hereby amended to effect the amendments specified below, each of which is authorized by the Business Corporation Law:

               A. A new Paragraph "8" of the Certificate of Incorporation, which provides for shareholder approval by the written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a shareholder meeting, is hereby added to the Certificate of Incorporation;

               B. A new Paragraph "9" of the Certificate of Incorporation, which provides for shareholder approval of certain actions by a vote of the holders of a majority of the outstanding shares, is hereby added to the Certificate of Incorporation;

               C. A new Paragraph "10" of the Certificate of Incorporation, which provides for approval by the Board of Directors of loans or guarantees of a director that benefit the Corporation, is hereby added to the Certificate of Incorporation;

so that the text of the Certificate of Incorporation of the Corporation is hereby restated, as amended hereby, to provide in its entirety as follows:



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                          CERTIFICATE OF INCORPORATION

                                       OF

                          SEL-DRUM INTERNATIONAL, INC.


        1. The name of the Corporation is Sel-Drum International, Inc.

        2. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the Corporation is not formed to nor will it engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

        3. The office of the Corporation shall be located in the County of Erie, State of New York.

        4. The aggregate number of shares which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which a portion shall be common stock and a portion shall be preferred stock, all as described below.

               A. COMMON STOCK. The aggregate number of common shares which the Corporation shall have the authority to issue is one hundred million (100,000,000), each with a par value of $.01 per share, which shares shall be designated "Common Stock." Subject to all the rights of the Preferred Stock as expressly provided herein or by law, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law.

               B. PREFERRED STOCK. The aggregate number of preferred shares which the Corporation shall have the authority to issue is ten million (10,000,000) shares, each with a par value of $.01 per share, which shares shall be designated "Preferred Stock". Shares of Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of the Preferred Stock. Each such series shall have distinctive serial designations. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine by resolution or resolutions, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof. Before the issue of any shares of a series established by the Board, a Certificate of Amendment amending the Certificate of Incorporation adding a provision stating the number, designation, relative rights, preferences, and limitations of the shares of the series as fixed by the Board, will be filed as required by applicable law.



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        5. The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon the Secretary of State is 700 Midtown Tower, Rochester, New York 14604-2070.

        6. No shareholder of the Corporation shall be entitled as of right to purchase or receive any new or additional shares of any class, whether now or hereafter authorized, or any other securities convertible into, or carrying options or warrants to purchase, shares of any class; and all such new or additional shares and all such other securities convertible into, or carrying options or warrants to purchase, shares may be issued or disposed of by the Board of Directors to such holders and on such terms as it, in its absolute discretion, may deem advisable.

        7. A member of the Corporation's Board of Directors shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in his or her capacity as such; provided, however, that the foregoing shall not be construed to eliminate (a) the liability of any director if a judgment or other adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that such director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that such director's acts violated Section 719 of the Business Corporation Law (concerning liability of directors in certain cases), or (b) the liability of any director for any act or omission prior to the adoption of this Paragraph. If the Business Corporation Law is amended after adoption of this Paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law as so amended. Any repeal or modification of this Paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        8. As provided by Section 615 of the New York Business Corporation Law, as amended by Section 33 of L. 1997, Ch. 449, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        9. The following actions may be authorized at a meeting of the shareholders by a vote of the holders of a majority of the outstanding shares:

               A. The authorization by the shareholders to amend the Corporation's Certificate of Incorporation to strike out a provision that restricts the board in its management of the business of the Corporation or that transfers to one or more shareholders or to one or more persons or corporations to be selected by him or them all or any part of the management otherwise within the authority of the board, as provided by Section 620 of the New York Business Corporation Law, as amended by Section 35 of L. 1997, Ch. 449.


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               B. The authorization by the shareholders to amend the
        Corporation's Certificate of Incorporation to change the proportion of directors that shall constitute a quorum for the transaction of business or of any specified item of business, as provided by Section 709 of the New York Business Corporation Law, as amended by Section 42 of L. 1997, Ch. 449.

               C. The authorization by the shareholders of a plan of merger or consolidation, as provided by Section 903 of the New York Business Corporation Law, as amended by Section 53 of L. 1997, Ch. 449 and
        Section 4 of L. 1997, Ch. 494.

               D. The authorization by the shareholders of the sale, lease, exchange or other disposition of all or substantially all assets of the Corporation, if not made in the usual or regular course of the business actually conducted by the Corporation, as provided by Section 909 of the New York Business Corporation Law, as amended by Section 58 of L.
        1997, Ch. 449.

               E. The authorization by the shareholders of a plan of binding share exchange between the Corporation and another corporation, as provided by Section 913 of the New York Business Corporation Law, as amended by Section 61 of L. 1997, Ch. 449.

               F. The authorization by the shareholders of the dissolution of the Corporation, as provided by Section 1001 of the New York Business Corporation Law, as amended by Section 63 of L. 1997, Ch. 449.

        10. The Corporation may lend money to or guarantee the obligation of a director if the board determines that the loan or guarantee benefits the corporation and approves the specific loan or guarantee or a general plan authorizing loans or guarantees, as provided by Section 714 of the New York Business Corporation Law, as amended by Section 45 of L. 1997, Ch. 449.

        IV. The restatement of the Certificate of Incorporation effected hereby was authorized by the vote of the Board of Directors of the Corporation, followed by the vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders of the Corporation.

        IN WITNESS WHEREOF, we have signed this Certificate this 27th day of February, 1998, and hereby affirm the truth of the statements contained herein under penalties of perjury.


                                             /s/ Raymond C. Sparks
                                             ----------------------------------
                                             Raymond C. Sparks,
                                             President


                                             /s/ James M. Jenkins
                                             ----------------------------------
                                             James M. Jenkins,
                                             Assistant Secretary


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